Exhibit 10.1
Fourth Amendment to Credit Agreement

This Fourth Amendment to Credit Agreement (herein, this “Amendment”) is entered into as of March 31, 2011 among Hub Group, Inc., a Delaware corporation (the “Public Hub Company”), and Hub City Terminals, Inc., a Delaware corporation (“Hub Chicago”) (the Public Hub Company and Hub Chicago being hereinafter referred to collectively as the “Borrowers” and individually as a “Borrower”), Bank of Montreal, as successor by assignment to Harris N.A. (the “Bank”), and Harris N.A., solely as issuer of the Existing L/Cs.

Preliminary Statements

A.The Borrowers and the Bank entered into a certain Credit Agreement, dated as of March 23, 2005 (as heretofore amended, the “Credit Agreement”).  All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B. The Borrowers and the Bank wish to amend the Credit Agreement to, among other things, (i) increase the aggregate Commitment to $50,000,000 and (ii) extend the stated Termination Date to March 3, 2014.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.Amendments.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

     1.1.Section 1.1 of the Credit Agreement shall be, and hereby is, amended by deleting the amount “$10,000,000” appearing therein and substituting therefor the amount “$50,000,000”.

        1.2.Section 1.3 of the Credit Agreement shall be, and hereby is, amended by deleting the amount “$8,000,000” appearing therein and substituting therefor the amount “$15,000,000”.

        1.3.Section 2.4 of the Credit Agreement shall be, and hereby is, amended by deleting the phrase “change in applicable laws, treaties, or regulations, or in the interpretation thereof” appearing therein and substituting therefor the phrase “Change In Law”.

        1.4.Section 2.6 of the Credit Agreement shall be, and hereby is, amended by deleting such Section in its entirety and substituting therefor the following:

Section 2.6. Increased Cost and Reduced Return.  (a) If any Change in Law shall:

(i)subject the Bank (or its lending office) or any issuer of Letter(s) of Credit to any tax, duty or other charge with respect to its  Loans bearing interest at the Adjusted LIBOR rate (“Eurodollar Loans”), its Notes, its Letter(s) of Credit, any reimbursement obligations owed to it under Applications or its obligation to make Eurodollar Loans, issue a Letter(s) of Credit or shall change the basis of taxation of payments to the Bank (or its lending office) or any issuer of Letters of Credit if the principal of or interest on its Eurodollar Loans, Letter(s) of Credit or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any reimbursement obligations owed to it under Applications, or its obligation to make Eurodollar Loans, or to issue Letter(s) of Credit (except for changes in the rate of tax on the overall net income of the Bank or its lending office or the issuer of Letters of Credit imposed by the jurisdiction in which the Bank’s or the issuer of Letters of Credit’s principal executive office or lending office is located); or

(ii)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, the Bank (or its lending office) or the issuer of Letters of Credit or shall impose on the Bank (or its lending office) or the issuer of Letters of Credit or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, any reimbursement obligation owed to it under Applications, or its obligation to make Eurodollar Loans, or to issue Letter(s) of Credit;

and the result of any of the foregoing is to increase the cost to the Bank (or its lending office) or the issuer of Letters of Credit of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit or to reduce the amount of any sum received or receivable by the Bank (or its lending office) or the issuer of Letter(s) of Credit under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by the Bank or the issuer of Letters of Credit to be material, then, within 15 days after demand by the Bank or issuer of Letters of Credit (with a copy to the Administrative Agent), the Borrowers, jointly and severally, shall be obligated to pay to the Bank or issuer of Letter(s) of Credit such additional amount or amounts reasonably determined by the Bank or the issuer of the Letters of Credit as will compensate the Bank or issuer of Letter(s) of Credit for such increased cost or reduction.  If the Bank or such issuer makes such a claim for compensation, it shall provide to the Borrowers a certificate setting forth the computation of the additional amount demanded in reasonable detail and such certificate shall constitute prima facie evidence of such additional amount if reasonably determined.

       1.5.Section 2.7 of the Credit Agreement shall be, and hereby is, amended by deleting such Section in its entirety and substituting therefor the following:

Section 2.7.  Change in Capital Adequacy Requirements. If the Bank or issuer of Letters of Credit determines that any Change in Law affecting the Bank or the issuer of Letters of Credit or any lending office of the Bank or the Bank’s or the issuer of Letters of Credit’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on the  Bank’s or the issuer of Letters of Credit’s capital or on the capital of the Bank’s or the issuer of Letters of Credit’s holding company, if any, as a consequence of this Agreement, the Commitments of the Bank or the Loans made by the Bank, or the Letters of Credit issued by the issuer of Letters of Credit, to a level below that which the Bank or the issuer of Letters of Credit or the Bank’s or issuer of Letters of Credit’s holding company could have achieved but for such Change in Law (taking into consideration the Bank’s or issuer of Letters of Credit’s policies and the policies of its holding company with respect to capital adequacy), then from time to time, within 15 days after demand by the Bank or the issuer of Letters of Credit, the Borrower shall pay to the Bank or the issuer of Letters of Credit, as the case may be, such additional amount or amounts reasonably determined by the Bank or the issuer of the Letters of Credit as will compensate the Bank or the issuer of Letters of Credit or its holding company for any such reduction suffered.  If the Bank or such issuer makes such a claim for compensation, it shall provide to the Borrowers a certificate setting forth the computation of the additional amount demanded in reasonable detail and such certificate shall constitute prima facie evidence of such additional amount if reasonably determined.

       1.6.Section 5.1 of the Credit Agreement shall be, and hereby is, amended by amending and restating in their entirety each of the definitions of “EBITDA” and “Termination Date” to read as follows:

“EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, plus (ii) taxes (including federal, state and local income taxes) of the Hub Group for such period, plus (iii) all amounts properly charged for depreciation and amortization during such period on the books of the Hub Group plus (iv) other adjustments permitted by the Bank in its sole discretion.

“Termination Date” means March 3, 2014 or such earlier date on which the Commitment is terminated in whole pursuant to Section 3.3, 9.2 or 9.3  hereof.

       1.7.Section 5.1 of the Credit Agreement shall be, and hereby is, amended by inserting in proper alphabetical order the following new definitions of “Change in Law,” “Fourth Amendment Effective Date,” and “Governmental Authority” to read as follow:

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary,(x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Fourth Amendment Effective Date” means March 31, 2011.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

       1.8.Section 8.15(a) of the Credit Agreement shall be, and hereby is, amended by deleting such Section in its entirety and substituting therefor the following:

(a)Net Worth.  The Hub Group shall at all times maintain its Net Worth of not less than the Minimum Required Amount.  For purposes of this Section, the term “Minimum Required Amount” shall mean $300,000,000 and shall increase (but never decrease) by 60% of Net Cash Proceeds of any equity offering completed by any member of the Hub Group (other than an equity offering to another member of the Hub Group) after the Fourth Amendment Effective Date.

Section 2.Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1  The Borrowers, the Bank and Harris N.A., solely as the issuer of the Existing L/Cs, shall have executed and delivered this Amendment.

2.2.Each of Public Hub Company, Hub Chicago and Comtrak Logistics, Inc., in its capacity as a Guarantor, shall have executed and delivered its consent to this Amendment in the form set forth below.

2.3.The Bank shall have received copies (executed or certified as may be appropriate) of resolutions of the Board of Directors or other governing body of each Borrower authorizing the increase in the Commitment to $50,000,000, the extension of the stated Termination Date to March 3, 2014 and the execution, delivery, and performance of this Amendment.

2.4.The Bank shall have received a favorable written opinion of special legal counsel for Borrowers in form and substance reasonably satisfactory to the Bank and its counsel.

2.5.The Bank shall have received all fees due and payable on the date hereof under the Fee Letter dated as of the date hereof between Bank and Borrower.

Section 3.Post-Closing Covenant.

On or before the date 14 Business Days after the acquisition by either of the Borrowers or any of their affiliates, individually or collectively, of Exel Transportation Services, Inc., whose name shall be changed to Mode Transportation, LLC, a Delaware corporation (“Mode”), the Borrowers shall deliver, or cause to be delivered, to the Bank an Additional Guarantor Supplement duly executed by Mode in the form of Exhibit A attached hereto, together with the documentation required from Material Subsidiaries pursuant to Section 8.14 of the Credit Agreement, including:  (a) copies of resolutions of the Board of Directors of Mode authorizing the execution, delivery and performance of the Additional Guarantor Supplement, (b) articles of incorporation of Mode certified by the Secretary of State of Delaware, (c) a good standing certificate for Mode, dated as of a date no earlier than 30 days prior to the date hereof, from the office of the Secretary of State of Delaware and (d) the favorable written opinion of counsel for Mode in form and substance reasonably satisfactory to the Bank and its counsel.  Immediately upon the acquisition of Mode, it shall be deemed to have been, as shall be, added to Schedule 6.3 of the Credit Agreement and shall be a Material Subsidiary for all purposes of the Loan Documents.

Section 4.Representations.

In order to induce the Bank to execute and deliver this Amendment, the Borrowers hereby represent to the Bank that as of the date hereof the representations and warranties set forth in Section 6 of the Credit Agreement and in the other Loan Documents are and shall be and remain true and correct in all material respects (except to the extent the same expressly relate to an earlier date) and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.  Exhibit B attached hereto identifies each Subsidiary and each Material Subsidiary as of the date of this Amendment, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Public Hub Company and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding.

Section 5.Miscellaneous.

5.1.Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms.  Reference to this specific Amendment need not be made in the Credit Agreement, the Note, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

5.2.The Borrowers agree to pay on demand all reasonable and documented out-of-pocket costs and expenses of or incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable and documented fees and expenses of counsel for the Bank.

5.3.This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement.  Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe Portable Document Format File (also known as an “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.  This Amendment shall be governed by the internal laws of the State of Illinois.

[Signature Page Follows.]

This Fourth Amendment to Credit Agreement is entered into as of the date and year first above written.

Hub Group, Inc.

By_/s/ David P. Yeager
Name David P. Yeager
Title CEO

Hub City Terminals, Inc.

By /s/ David P. Yeager
Name David P. Yeager
Title CEO

Accepted and agreed to.

Bank of Montreal, as the Bank

By /s/ William Thomson
Name William Thomson
Title Sr. Vice President

Harris N.A., solely as the issuer of
the Existing L/Cs

By /s/ William Thomson
Name William Thomson
Title Sr. Vice President